Exhibit 10.1

Ibeo Automotive Systems GmbH

MicroVision GmbH

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT

(“Agreement”)

between

1.

Ibeo Automotive Systems GmbH, a limited liability company organized under the laws of Germany, registered in the Commercial Register of the Local Court of Hamburg under HRB 111950, with registered business address at Merkurring 60-62, 22143 Hamburg

- “Seller” -,

and

2.

MicroVision GmbH, a limited liability organized under the laws of Germany, registered in the Commercial Register of the Local Court of Nuremberg under HRB 40266, with registered business address at Nordostpark 16, 90411 Nuremberg

- MicroVision GmbH or the entity designated by MicroVision GmbH as purchaser, the “Purchaser”

-.

The Seller and the Purchaser shall also each be referred to individually as “Party” and jointly as

“Parties” -

Index

Definitions		4

List of Schedules		6

Recitals		7

1.	Interpretation	8

2.	General principle, structure of Transaction	8

3.	Sale and purchase of the assets	9

4.	Purchase Price	12

5.	Transfer of the Transferred Assets	18

6.	Transfer of Transferred Contracts	19

7.	Headcount Reduction and Transfer of the Ibeo Employees	23

8.	Transfer of risks and benefits of the Transferred Business	26

9.	Conditions to closing	26

10.	Rescission Rights / Payment of damages	28

11.	Covenants / P&L Transfer as of P&L Transfer Date	30

12.	Cut Off Date, Closing Date, Signing Date and P&L Transfer Date / Closing Actions	36

13.	Liability	37

14.	Continuation and Completion of Insolvency Proceedings	38

15.	Purchaser’s and Seller’s Representations, Warranties and Undertakings	40

16.	Confidentiality	41

17.	Miscellaneous	42

Definitions

The following definitions apply for the purposes of this agreement:

Additional Transferred Assets	11
Additional Transferred Contract	21
Agreement	2
Asset in Development	18
BGB	9
Clearance Certificate	26
Closing Actions	36
Closing Conditions	26
Closing Date	36
Closing Term	36
Creditors’ Committee	7
Current Number of Employees	23
Custodian	7
Cut Off Date	36
Data Room	17
December Estimate Interim Loss Payment	32
December Estimate Interim Loss Prepayment	32
Defect	16
Defective Transferred Fixed Assets	16
Defective Transferred IP Assets	16
Deferral Period	37
Draft December Estimate Interim Loss	32
Draft December Estimate Interim P&L	32
Escrow Account	13
Escrow Agent	13
Escrow Agreement	13
Escrow Amount	14
Estimate Interim Loss	33
Estimate Interim Loss Payment	33
Estimate Interim P&L	32
Excess Number of Employees	23
Excluded Liabilities	23
Final Claims	14
Final December Estimate Interim Loss	32
Final December Estimate Interim P&L	32
Final Interim Loss	34
Final Interim P&L	34
Final Interim Profit	34
Final P&L	34
Final P&L and Final Interim Loss	33
Foreign Investment Approval	27
FTE	23
HGB	10
Ibeo	7
Ibeo Business	7
Ibeo Data	39
Ibeo Employees	24
Ibeo Subsidiaries	7
Ibeo Subsidiary	7
InsO	7
Insolvency Proceeding Completion	38
Insolvency Proceedings	7

Interim Lost Loss Portion	33
Interim Month	32
Interim Profit	35
Interim Reimbursement Loss Portion	33
Inventory	10
IT-Systems	39
Neutral Auditor	33
No Funding Note	32
Notice	43
OEMs	7
Overhead Employee Amount	27
P&L Transfer Date	36
Parties	2
Party	2
Preferred Liabilities	35
Preliminary Interim P&L	33
Purchase Price	12
Purchase Price Payment Amount	14
Purchaser	2
Purchaser Final Loss Portion Reimbursement Claim	26
Purchaser’s Account	43
Reduction Item Fixed Assets	16
Reduction Item IP Assets	17
Reimbursement Loss Portion	26
Seller	2
Seller’s Account	42
Sick IP	41
Signing Date	36
Surviving Provisions	29
Target Number of Employees	23
Transaction	9
Transferred Assets	11
Transferred Books and Records	11
Transferred Business	9
Transferred Contracts	19
Transferred Fixed Assets	10
Transferred Ibeo Employees	24
Transferred Inventory	10
Transferred IP Assets	10
Transferred Patents	10

List of Schedules

Schedule (C)	Insolvency Proceedings commencement order

Schedule 3.1(a)	Transferred Fixed Assets

Schedule 3.1(b)	Transferred Inventory

Schedule 3.1(c)(i)	Transferred Patents

Schedule 3.1(c)(ii)	Other Intangible Assets

Schedule 3.2	Permits and approvals under public law

Schedule 6.1	Transferred Contracts

Schedule 6.2(a)	Information Letter to contractual partners

Schedule 7.1	Purchaser Concept

Schedule 7.2(a)	Employment Relationships

Schedule 11.4(a)	December Estimate Interim P&L

Recitals

(A)

Ibeo Automotive Systems GmbH is a German limited liability company, registered in the commercial register at the local court of Hamburg under HRB 111950, with business address at Merkurring 60-62, 22143 Hamburg, Germany (also referred to as “Ibeo”).

(B)

Ibeo is a worldwide technology leader in the field of lidar sensors (acronym for Light Detection and Ranging), associated products and software tools. The technology is applied in cars as safety assistance systems, or in the field of autonomous driving. Ibeo supplies directly to the automobile manufacturer (so called “OEMs”) and holds all shares in affiliated (non-insolvent) entities in Eindhoven (Netherlands) and Michigan (USA) (collectively referred to as “Ibeo Subsidiaries” and each an “Ibeo Subsidiary”) (the operating business of Ibeo as described above the “Ibeo Business”).

(C)

On 28 September 2022, Ibeo filed for the commencement of insolvency proceedings over its assets in debtor-in-possession proceedings. With court order dated 28 September 2022 of the local court – insolvency court – Hamburg, preliminary insolvency proceedings over the estate of Ibeo were commenced, preliminary debtor-in-possession proceedings were ordered and Dr. Tjark Thies, Reimer Rechtsanwälte, Gänsemarkt 45, 20354 Hamburg, Germany was appointed as preliminary insolvency custodian. With court order of the local court – insolvency court – Hamburg dated 1 December 2022 insolvency proceedings over the estate of Ibeo were commenced and debtor-in-possession proceedings were ordered (referred to as “Insolvency Proceedings”). With the same order, Dr. Tjark Thies was appointed as insolvency custodian (referred to as “Custodian”). Further, a creditors’ committee consisting of 5 members was established (referred to as “Creditors’ Committee”). A copy of the commencement order regarding the Insolvency Proceedings over the estate of Ibeo is attached to this Agreement as Schedule (C).

(D)	The Purchaser intends to acquire with economic effect as of the Cut Off Date (as defined in Section 12.1(a) below) certain assets of the Ibeo Business as further defined in this Agreement.

(E)

The Creditors’ Committee in the Insolvency Proceedings has granted its consent to the conclusion of this Agreement and the implementation of the transaction contemplated herein pursuant to section 160 para. 2 no. 1 of the German Insolvency Code (Insolvenzordnung; “InsO”) on 1 December 2022.

NOW, THEREFORE, THE PARTIES FURTHER AGREE AS FOLLOWS:

1.	Interpretation

In this Agreement, including the Recitals, unless the context otherwise requires, the provisions of this Section 1 shall apply.

1.1	Sections, Schedules

References to this Agreement shall include reference to any Schedules to it. References to Sections and Schedules are to Sections and Schedules to this Agreement and references to Paragraphs and Parts are to Paragraphs and Parts of the Schedules.

1.2	Headings

The headings in this Agreement shall not affect its interpretation.

1.3	Number, Gender

Unless the context otherwise requires (i) the singular of defined terms shall include the plural and vice versa, and (ii) reference to any gender shall include any other gender. The term “including” shall mean “including, without limitation”.

1.4	Discrepancies

In case a word in the German language is used in brackets written in italics to define a word in the English language, the meaning of the German word or phrase shall prevail over the meaning of the English word or phrase.

2.	General principle, structure of Transaction

2.1

MicroVision GmbH shall be entitled to designate an entity which shall act as purchaser under this Agreement at its sole discretion. MicroVision GmbH shall notify Seller about such entity at the latest five (5) days before the Closing Date. MicroVision GmbH will in this case be liable as jointly liable debtor (Gesamtschuldner) together with the designated entity for any obligations of Purchaser under this Agreement.

2.2

The Seller hereby agrees to sell and transfer to the Purchaser, subject to and in accordance with the provisions of this Agreement the Transferred Assets as further specified in Section 3.1 and the Transferred Contracts as further specified in Section 6.1 (also collectively referred to as “Transferred Business”). The Purchaser hereby agrees to purchase and accept the transfer of the Transferred Business, subject to and in accordance with the provisions of this Agreement.

2.3

The structure of the transaction envisaged by this Agreement (hereinafter also referred to as the “Transaction”) shall be generally described below and as set forth in the following Sections of this Agreement:

(a)	The Transaction will be implemented as an asset deal out of insolvency with regard to the Transferred Assets.

(b)

The Transferred Business will be sold and transferred to the Purchaser in accordance with the terms and conditions of this Agreement with economic effect as of the Cut Off Date (as defined in Section 12.1(a) below).

(c)	The Transaction will only comprise the assets explicitly identified and specified in the following Sections of this Agreement and their corresponding Schedules thereto.

(d)

The Transferred Ibeo Employees (as defined in Section 7.2(a) below) involved in the operation of the Transferred Business will automatically transfer to the Purchaser by operation of law in accordance with section 613a of the German Civil Code (Bürgerliches Gesetzbuch, “BGB”).

2.4

The Transferred Business described in this Agreement comprises exclusively the Transferred Assets and Transferred Contracts sold and transferred by the Seller to the Purchaser pursuant to or in connection with this Agreement. No other assets or contracts are sold and transferred to the Purchaser. The Purchaser shall not assume any assets, liabilities (actual or contingent) or obligations of the Seller unless specifically set forth in this Agreement and the Schedules hereto.

3.	Sale and purchase of the assets

3.1	Transferred Assets

Subject to the terms and conditions of this Agreement, with economic effect as of the Cut Off Date, (i) the Seller hereby sells and subject to the condition precedent (aufschiebende Bedingung) of the completion of the Closing Actions pursuant to Section 12.2 hereby transfers by way of this Agreement to the Purchaser and (ii) the Purchaser hereby accepts such sale and transfer by way of this Agreement, all of the following assets to the extent pertaining to the Ibeo Business:

(a)

fixed assets pursuant to section 266 subsection 2 A. II. no. 2 and 3 German Commercial Code (Handelsgesetzbuch, “HGB”), comprising plant and machinery, including those listed in Schedule 3.1(a) (collectively referred to as “Transferred Fixed Assets”);

(b)

inventory pursuant to section 266 subsection 2 B. I. nos. 1 to 3 HGB including raw materials and supplies, work in progress and unfinished goods and products as well as finished products (collectively referred to as “Inventory”), including the inventory listed in Schedule 3.1(b) (collectively referred to as “Transferred Inventory”);

(c)	the following immaterial assets pursuant to section 266 subsection 2 A. I. no. 1 and 2 HGB:

(i)

patents, patent applications, utility models and utility model applications (or interests therein) owned by the Seller, including those listed in Schedule 3.1(c)(i) (collectively referred to as “Transferred Patents”), in respect of which the Seller undertakes to carry out any necessary change of registration of the Transferred Patents at the Seller’s expense before the Closing Date; and

(ii)

any other intangible assets pertaining to the Transferred Business, including any and all registered or non-registered intellectual property rights relating to the Transferred Business such as designs, trademarks, domains, copyrights (including all source- and object-code of the software) and ancillary rights (Leistungsschutzrechte), trade secrets and know-how, including those listed in Schedule 3.1(c)(ii);

(the Transferred Patents and the immaterial assets referred to in Section 3.1(c)(ii) collectively referred to as “Transferred IP Assets”). The Transferred IP Assets include all rights to inventions, technical or commercial data and experiences, procedures, formula, software (in source code and object code) and any other intangible objects irrespective of their protection by industrial property rights as well as all materializations of such objects (whether physical or electronic) like existing files, literature, drawings, technical and all other documentation relating to the Transferred IP Assets and related applications, registration certificates and renewals. Moreover, the Transferred IP Assets include all rights of use and similar rights relating to the rights described in this Subsection (c);

(d)

the books and records, supplier and customer lists, literature, drawings, technical and all other documentation pertaining to the Transferred Business, regardless whether in electronic or any other form, with the exception of any documentation relating to the financials and taxation of the Seller and any documentation with respect to which the Seller is under a statutory obligation to maintain and keep the original documents, provided that the Purchaser shall receive copies of all these documents and data, as well as all personnel files of the Transferred Ibeo Employees (as defined in Section 7.2(a) below) (collectively referred to as “Transferred Books and Records”) and shall be entitled until the completion of the insolvency proceedings to inspect the original documents stored with the Seller at a suitable time during business hours (after notification in writing by the Purchaser to the Seller with at least three (3) Business Days’ prior notice);

(e)	the Transferred Fixed Assets, the Transferred Inventory, the Transferred IP Assets and the Transferred Books and Records shall be collectively referred to as “Transferred Assets”;

(f)

title and rights of the Seller to fixed assets, inventory, and books and records which are attributable to the Transferred Business and directly or indirectly owned by the Seller but are not listed in the Schedules under this Section 3.1 (“Additional Transferred Assets”).

3.2	Permits

Purchaser is aware that permits or approvals under public law granted to Seller will not automatically transfer to Purchaser by implementation of the Transaction, since the Transaction qualifies as an asset deal. Permits and approvals under public law granted to Seller are listed in Schedule 3.2. Purchaser shall without undue delay after the Closing Date obtain such permits and approvals to the extent such permits and approvals are required for the continuation of the Transferred Business by Purchaser. Seller undertakes to assist Purchaser with obtaining required permits and approvals free of charge but without assuming any financial obligation to procure that the required permits and approvals are obtained by Purchaser.

3.3	Changes in certain Schedules

The Parties agree that the assets sold and transferred pursuant to this Agreement shall be the Transferred Assets and the Additional Transferred Assets actually available to the Seller on the Closing Date with economic effect as of the Cut Off Date. The Parties agree that the Schedules with regard to the Transferred Assets reflect as complete as possible the status as of the Signing Date or as of any other date as reflected in such Schedules and that the Transferred Assets and the Additional Transferred Assets may change in the time period between the Signing Date and the Closing Date. For purpose of identification (Bestimmtheit), the Parties therefore agree that any fixed assets, inventory or books and records that replaced or updated any fixed asset, inventory or books and records of the same type as listed in the Schedules defining the Transferred Assets or pertaining to the Transferred Business and owned by the Seller shall be sold and transferred. Seller will provide Purchaser with updated Schedules 3.1(a) (Transferred Fixed Assets), 3.1(b) (Transferred Inventory), 3.1(c)(i) (Transferred Patents), 3.1(c)(ii) (Other Intangible Assets) and 6.1 (Transferred Contracts) as of the Closing Date at the latest ten (10) days after the Closing Date, unless the employees of the Seller that prepared the respective Schedules attached hereto transfer to Purchaser as of the Closing in which case Purchaser shall provide such updated Schedules to Seller at the latest ten (10) days after the Closing Date.

4.	Purchase Price

4.1	Purchase Price

(a)	The total purchase price payable by the Purchaser to the Seller for the Transferred Business shall be an amount equal to EUR 15,000,000.00 (in words: Euro fifteen million) (the “Purchase Price”).

(b)

The total Purchase Price will be allocated by the Purchaser at the latest as of the Closing Date and communicated to the Seller. The Seller reserves the right to challenge the allocation in case the Purchase Price for certain Transferred Assets is below their liquidation value.

(c)	No Purchase Price is allocated to the Transferred Books and Records and to the Additional Transferred Assets.

4.2	Transaction Taxes

(a)

The Purchase Price shall be net of any transaction (indirect) taxes such as stamp duty or other transaction taxes and the Purchaser shall bear all (if any) transaction (indirect) taxes in addition to the Purchase Price, subject to lit. (b) below.

(b)

The Purchaser and the Seller assume that the Transaction contemplated under this Agreement qualifies as a transfer of going concern according to section 1 para 1a German Value Added Tax Act and is therefore not subject to German or other value added tax. The Purchaser is aware that he is taking the place of the Seller for value added tax purposes and is assuming and continuing the Seller’s input value added tax adjustment periods. The Seller shall immediately provide the Purchaser with all necessary information pursuant to section 15a para. 10 sentence 2 German Value Added Tax Act which is required for an adjustment of the input tax deduction pursuant to section 15a German Value Added Tax Act insofar as the documents and information are part of the insolvency estate and are thus available to the Seller. The Seller will issue an invoice in accordance with the German Value Added Tax Act that will not separately identify value added tax. If nevertheless value added tax is imposed by any tax authority, the Purchaser shall pay such value added tax in addition to the Purchase Price upon the Seller issuing an invoice which meets the applicable formal requirements according to the German Value Added Tax Act.

4.3	Escrow

(a)

Prior to the Closing, Seller and Purchaser shall jointly appoint the acting notary to serve as their joint agent to receive and hold on behalf of both Parties the Escrow Amount (the “Escrow Agent”). The Parties shall instruct the Escrow Agent to open a bank account to receive payment by Purchaser of the Escrow Amount (the “Escrow Account”).

(b)

The funds in the Escrow Account shall serve as collateral for Purchaser with respect to any claims of Purchaser against Seller arising out of or in connection with this Agreement, in particular pursuant to Section 4.7, Section 11 and Section 15.2 of this Agreement.

(c)

Unless provided otherwise in this Agreement, the Escrow Account shall be subject to the terms and conditions agreed upon between Seller and Purchaser on the one side and the Escrow Agent on the other side (the “Escrow Agreement”).

(d)	Interest accrued on the Escrow Account shall be added to, and considered to be part of, and fees and expenses of the Escrow Agent shall be deducted from, the Escrow Amount.

(e)	The Escrow Agent shall be instructed to release any funds on the Escrow Account only

(i)	in accordance with corresponding (übereinstimmenden) or joint written instructions from Seller and Purchaser;

(ii)

to Purchaser in such amounts in which payment claims of Purchaser against Seller under or in connection with this Agreement have been adjudicated by final court judgment (rechtskräftiges gerichtliches Urteil) or arbitral award (Schiedsspruch), in each case upon presentation by Purchaser of an original (Ausfertigung) of the respective judgment or award; or

(iii)	pursuant to Section 4.3(f).

(f)

Within thirteen (13) months after the Closing Date, the Escrow Agent shall release to Seller the funds then remaining in the Escrow Account after deduction of (i) the outstanding fees of the Escrow Agent and (ii) the amounts of any outstanding payment claim that Purchaser has asserted against Seller by way of a duly filed complaint or request for arbitration under or in connection with this Agreement (the “Final Claims”). The funds remaining in the Escrow Account after such release shall be released by the Escrow Agent pursuant to Section 4.3(e)(i) or 4.3(e)(ii), or to Seller in the amounts of any Final Claims that have been denied by final court judgment or arbitral award, upon presentation by Seller of an original of the respective judgment or award.

4.4	Payment of Escrow Amount and Purchase Price / Mode of Payments

(a)	The Purchaser shall pay, on the Closing Date, an amount of EUR 3,000,000.00 (in words: Euro three million) (the “Escrow Amount”) to the Escrow Account.

(b)

The Purchase Price less the Escrow Amount, less the Purchaser Final Loss Portion Reimbursement Claim and less the Overhead Employee Amount (the “Purchase Price Payment Amount”) shall be due for payment on the Closing Date. If the Seller issues an invoice to the Purchaser pursuant to Section 4.2(b) for any value added tax imposed by a taxing authority, the value added tax shown therein shall be due for payment within ten (10) Business Days of receipt of the relevant invoice from the Seller after the Closing Date.

(c)

Any payment to be made under this Agreement shall be made in EUR by irrevocable and unconditional wire transfer in immediately available funds and safe for the payment of the Escrow Amount to the respective accounts as set forth in Section 17.1 of this Agreement, with value as of the relevant due date and without deduction of any costs and bank or other charges (except for the ones levied by the bank of the respective recipient).

4.5	Interest

Unless otherwise provided herein, each of the Parties shall pay interest on any amounts becoming due and payable to the other Party under this Agreement as from the respective due date for payment until, but not including, the day of actual payment at the rate of 8 percentage points above the base rate pursuant to section 247 BGB p.a.

4.6	Netting

Unless expressly otherwise provided in this Agreement, neither the Seller nor the Purchaser shall be entitled to:

(a)

set-off any rights and claims it may have against the respective other Party against any rights or claims which the respective other Party may have under or in connection with this Agreement or otherwise, or

(b)	refuse to perform any obligation it may have under or in connection with this Agreement on the grounds that it has a right of retention,

unless the underlying rights or claims have been acknowledged in writing by the respective other Party, these have been confirmed by final and binding decision of a competent court (Gericht) or arbitration panel (Schiedsgericht) or as otherwise explicitly permitted herein.

4.7	Reduction of Purchase Price

(a)

No reduction of Purchase Price is owed for any Defect (Mangel) as regards the Transferred Books and Records as well as the Additional Transferred Assets, since no Purchase Price is allocated to such assets.

“Defect” for the purpose of this Agreement means that on the Closing Date

(i)

an asset is missing (fehlt) and not replaced by another asset of the same amount and type (nicht durch eine gleichwertige Sache in gleichen Umfang ersetzt) although listed in the Schedules under Section 3.1 in each case as provided on the Signing Date, is damaged and in need of replacement (beschädigt und ersatzbedürftig) or not complete (unvollständig) and therefore not usuable (unbrauchbar) for the current ordinary business use, and in each case not replaced by another asset of the same amount and type (nicht durch eine gleichwertige Sache in gleichen Umfang ersetzt), or

(ii)

encumbered with third party security rights including third party title (mit Sicherungsrechten Dritter belastet, einschließlich Dritteigentum) and with regard to Transferred IP Assets including also licences or similar rights.

(b)

The Purchase Price shall be reduced pro rata (anteilig) if the Transferred Fixed Assets have a Defect on the Closing Date (“Defective Transferred Fixed Assets”). The reduction of the Purchase Price shall be determined in case of a Defect according to Section 4.7(a)(i) by the going concern value of the Defective Transferred Fixed Assets as displayed in Schedule 3.1(a) and in case of a Defect according to Section 4.7(a)(ii) by the lower of the going concern value of the Defective Transferred Fixed Assets as displayed in Schedule 3.1(a) or the (remaining) claim secured by the third party right including third party title encumbering the Transferred Fixed Assets as displayed in Schedule 3.1(a). The respective amounts hereinafter referred to as the “Reduction Item Fixed Assets”. The reduction of the Purchase Price shall be calculated according to the following formula:

Purchase Price allocated to Transferred Fixed Assets pursuant to Section 4.1(b) / total going concern value of all Transferred Fixed Assets x Reduction Item Fixed Assets = Reduction of Purchase Price for Transferred Fixed Assets

(c)	The Parties agree that although a Purchase Price is paid for Transferred Inventory, no reduction of the Purchase Price shall be owed by the Seller in case of a Defect of Inventory.

(d)

The Purchase Price shall be reduced pro rata (anteilig) if Transferred IP Assets have Defects on the Closing Date (“Defective Transferred IP Assets “). For the avoidance of doubt: Any third party right that has not been granted by the Seller that is encumbering the Transferred IP Assets, in particular any patent rights or similar rights of third parties – regardless whether known or unknown to the Seller – that the Transferred IP Assets may affect, shall not qualify as a Defect under this Agreement. The reduction of the Purchase Price shall be determined in case of a Defect according to Section 4.7(a)(i) by the going concern value of the Defective Transferred IP Assets and in case of a Defect according to Section 4.7(a)(ii) by the lower of the going concern value of the Defective Transferred IP Assets or the (remaining) claim secured by the third party right including third party title encumbering the Transferred IP Assets as displayed in Schedule 3.1(c). The respective amounts hereinafter referred to as the “Reduction Item IP Assets”. The reduction of the Purchase Price shall be calculated according to the following formula:

Purchase Price allocated to Transferred IP Assets pursuant to Section 4.1(b) / total going concern value of all Transferred IP Assets x Reduction Item IP Assets = Reduction of Purchase Price for Transferred IP Assets.

(e)

The Purchase Price shall not be reduced pursuant to Section 4.7(b) or Section 4.7(d) if and to the extent the respective Defect was fairly disclosed in the data room provided by netfiles.de (web address: https://netfiles.de/ibeo4/projectfiles) from 20 October 2022 through 30 November 2022 (“Data Room”). A USB stick containing a copy of the Data Room was provided to the acting notary who shall keep such USB in custody for a time period of thirteen (13) months after the Closing Date. Fairly disclosed means that the relevant facts and circumstances regarding the Defect are disclosed in a manner and detail that (i) enables a professional purchaser with good knowledge of the lidar sensor business and/or professional advisors to make an informed assessment of the concerned matter and its potential impact on the Transferred Business, that (ii) does not contradict other facts equally disclosed by the Seller (whether in a Schedule to this Agreement or the Data Room, including, for the avoidance of doubt, the Data Room folder containing the answers provided by the Seller in the Q&A process), and that (iii), in case of information disclosed in the Data Room, is contained in a document that was placed in a folder of the Data Room in which a recipient applying reasonable care would reasonably expect such document to be provided. The concept of fair disclosure shall not require the recipient of the information to combine the content of several disclosed documents, unless the relationship between such disclosed documents can be detected by applying reasonable care. For the avoidance of doubt, the provisions of, and legal principles contained in, section 442 BGB and section 377 HGB shall not apply. In addition, the Purchase Price shall not be reduced pursuant to Section 4.7(d) if a Transferred IP Asset which is still in the development stage and is identified as such in Schedule 3.1(c)(ii) as “Asset in Development” does not work flawlessly and may therefore not be usable by the Purchaser.

5.	Transfer of the Transferred Assets

5.1

The Parties hereby agree that subject to the condition precedent (aufschiebende Bedingung) of the completion of the Closing Actions pursuant to Section 12.2, full legal title and ownership of all Transferred Assets shall transfer to the Purchaser as of the Closing Date with economic effect as of the Cut Off Date.

5.2	Transfer of Possession of Transferred Assets and Additional Transferred Assets

(a)

Delivery of the tangible Transferred Assets and Additional Transferred Assets shall take place on or as soon as reasonably practicable after the Closing Date by way of physical delivery or delivery of possession of such tangible Transferred Assets and Additional Transferred Assets by means of delivery of the keys to the premises or segregation, as may be practicable.

(b)

To the extent to which the Seller is joint owner (Miteigentümer) of or has any expectancy rights (Anwartschaftsrechte) on the Transferred Assets and the Additional Transferred Assets, the Seller shall transfer the joint ownership (Miteigentum) or the expectancy rights (Anwartschaftsrechte) to the Purchaser, which hereby accepts such transfer. Subject to Section 4.7, Purchaser hereby accepts such transfer. If and to the extent, the Purchase Price was not reduced with respect to the Transferred Asset or Additional Transferred Asset pursuant to Section 4.7, Seller shall use the Purchase Price received to fulfil any third party rights to the Transferred Assets and Additional Transferred Assets for which the expectancy right was transferred to Purchaser.

(c)	If and to the extent:

(i)

any of the tangible Transferred Assets and Additional Transferred Assets are in the possession of third parties on the Closing Date, the Seller hereby assigns to the Purchaser with effect as of the Closing Date the right of delivery to such tangible Transferred Assets and Additional Transferred Assets and in case the assignment is not possible, the Seller shall instruct the possessor of such tangible Transferred Asset(s) and Additional Transferred Asset(s) to hold possession (only) on behalf and for the benefit of the Purchaser; or

(ii)

the Purchaser, for any other reason, does not obtain possession of any of the tangible Transferred Assets and Additional Transferred Assets on the Closing Date, the Seller hereby undertakes to hold such tangible Transferred Assets and Additional Transferred Assets for the Purchaser, free of charge in lieu of delivery, with effect from the Closing Date.

(d)	The Purchaser hereby agrees to accept the assignments and undertakings set out in Sections 5.2(c)(i) and 5.2(c)(ii) above.

5.3	Separate Transfer Agreements

If legal title to any of the Transferred Assets and Additional Transferred Assets are not transferred as of the Closing Date or the respective other relevant date pursuant to this Section 5, the Parties agree to execute all documents and carry out all actions necessary and appropriate, in particular to enter into separate transfer agreements if and to the extent necessary and appropriate, in order to effectuate the valid transfer of all Transferred Assets and Additional Transferred Assets to the Purchaser as soon as reasonably practicable at the costs of each Party. Any taxes, notarization fees etc. shall be borne by the Purchaser.

6.	Transfer of Transferred Contracts

6.1

The Seller hereby sells and subject to the condition precedent (aufschiebende Bedingung) of the completion of the Closing Actions pursuant to Section 12.2 hereby transfers on the Closing Date and with commercial effect as of the Cut Off Date, all contracts to the Purchaser listed in Schedule 6.1 (“Transferred Contracts”). Subject to the condition precedent (aufschiebende Bedingung) of the completion of the Closing Actions pursuant to Section 12.2, Purchaser hereby assumes as of the Closing Date with commercial effect as of the Cut Off Date the Transferred Contracts by way of assumption of contract with full discharge of the original contract party (im Wege der Vertragsübernahme mit befreiender Wirkung).

6.2	Consent of third parties

The Seller and the Purchaser are aware and the Purchaser hereby acknowledges that the transfer of the Transferred Contracts to the Purchaser requires the consent of the respective contractual partners and the Parties agree that the following shall apply:

(a)

Seller, from the Signing Date, and the Purchaser, after the Foreign Investment Approval has been granted, shall use their best efforts to procure that such consent is granted as of the Closing Date and with commercial effect as of the Cut Off Date, or as soon as practicable thereafter. For this purpose, within five (5) Business Days after the Signing Date, Seller shall inform the respective third parties and request the third parties’ consents to the transfer in writing substantially in the form as attached hereto as Schedule 6.2(a).

(b)

If such third party consent is not granted, for the time period from the Closing Date until such third party consent is granted, the Seller and the Purchaser agree that the relevant Transferred Contract is transferred economically to the Purchaser as follows:

(i)

the Seller shall continue externally (im Außenverhältnis) to act as a party to the relevant Transferred Contract, but internally (im Innenverhältnis) for the account, and at the lawful instruction, of the Purchaser (i.e. the Purchaser can especially demand from the Seller the consideration to be provided by the other party under the relevant Transferred Contract and the Seller can demand from the Purchaser to be indemnified from any liabilities towards the other party, if and to the extent these liabilities are not considered as insolvency claims according to section 38 InsO);

(ii)

the Purchaser shall perform the obligations of the Seller under such Transferred Contract including the provision of required personnel to handle the Transferred Contract (cf. section 415 BGB), if and to the extent these obligations are not considered as insolvency claims according to section 38 InsO; and

(iii)

the Seller shall keep the Purchaser comprehensively informed on any developments regarding the respective Transferred Contract, and forward to the Purchaser as soon as possible after its receipt any information, letter, notice or document received by the Seller in relation to the respective Transferred Contract.

(c)

Until the respective third party consent has been granted, nothing contained in this Agreement shall constitute a transfer or an attempted transfer of such Transferred Contract if and to the extent such transfer or attempted transfer constitutes a breach of the relevant Transferred Contract.

(d)

The above shall apply mutatis mutandis if and to the extent that the transfer of any Transferred Contract to the Purchaser is subject to the fulfillment of any requirements other than the consent of a third party.

(e)

If the necessary consents of any third party or other transfer requirements for the transfer of any of the Transferred Contracts is not obtained within three (3) months after the Closing Date or if the consent has been made subject to a condition that would entail a significant and not acceptable change in the contractual relationship to the detriment of the Purchaser,

(i)	the Purchaser shall be entitled to instruct the Seller to immediately terminate or choose non-fulfillment of the respective Transferred Contract if and to the extent permissible under applicable laws.

(ii)

if and to the extent permissible under applicable laws, the Seller shall be entitled—if not otherwise instructed by the Purchaser—to terminate or choose non-fulfillment (according to sections 103 et seq. InsO) of the respective Transferred Contract as soon as practicable after giving a two (2) weeks prior notice to the Purchaser of his intention to terminate the respective Transferred Contract. In case Purchaser instructs Seller to continue a Transferred Contract, Seller shall be entitled to terminate such Transferred Contract after twelve (12) months after the Closing Date has lapsed. Until the date of termination or choosing non-fulfillment, the Seller shall externally (im Außenverhältnis), but internally (im Innenverhältnis) for the account of the Purchaser, continue to act as a party to the Transferred Contract.

(f)

Seller shall inform Purchaser before he intends to terminate or choose non-fulfillment of a contract that does not qualify as Transferred Contract but pertains to the Transferred Business and unless the Closing Date has occurred. Purchaser has ten (10) Business Days from the date of such notification to inform Seller whether Purchaser wishes Seller to continue such contract (“Additional Transferred Contract”). This Section 6.2 shall apply to Additional Transferred Contracts as if they were Transferred Contracts.

6.3	Demarcation

(a)

If and to the extent the consent to the transfer of a Transferred Contract has been granted by the respective counterparty or any other transfer requirements were obtained or the transfer of a Transferred Contract was effected by operation of law, the following shall apply: The Transferred Contract, and all rights, claims and receivables thereunder, shall be transferred on the Closing Date to Purchaser with economic effect as of the Cut Off Date, i.e. the Seller shall transfer to the Purchaser all such rights, claims and receivables under the Transferred Contracts which relate to time periods as of or after the Cut Off Date and rights, claims and receivables which relate to periods prior to the Cut Off Date shall remain with Seller. However, for the avoidance of doubt also such rights, claims and receivables which came into existence before the Cut Off Date shall transfer to the Purchaser, if they relate to time periods as of or after the Cut Off Date, irrespective when they become due.

(b)

If prior to on or, after the Cut Off Date, either the Purchaser or the Seller receive(s) any amounts to be paid under the Transferred Contracts (especially on rights, claims and receivables thereunder), to which the other Party is entitled in accordance with the terms of this Agreement and in particular Section 6.3(a), then the Party having received such amount shall forward this amount after the Closing Date without undue delay to the other Party unless such amount belongs to the Purchaser and (i) has been taken into account in the Final Interim P&L and (ii) has been applied to settle liabilities of the Seller before the Closing Date.

(c)

On the Closing Date and with economic effect as of the Cut Off Date, the Purchaser hereby assumes, and agrees to pay, perform and discharge when due, and reimburses, as the case may be pro rata, all such liabilities and obligations arising from or in connection with the Transferred Contracts (whether actual or contingent, known or unknown) which relate to time periods as of or after the Cut Off Date unless (i) such liabilities and obligations have been incurred with the Seller being in breach of Sections 11.1 or 11.2 or (ii) they are considered as insolvency claims according to section 38 InsO.

(d)

In accordance and corresponding with Section 6.3(a), the Purchaser assumes on the Closing Date with economic effect as of the Cut Off Date all liabilities and obligations from orders placed by Seller before the Cut Off Date which were not paid and not fulfilled before the Cut Off Date unless (i) such liabilities and obligations have been incurred with the Seller being in breach of Sections 11.1 or 11.2, which shall apply to such orders analogously, or (ii) are considered as insolvency claims according to section 38 InsO.

(e)

Additionally, the Purchaser undertakes to reimburse within ten (10) Business Days after the Closing Date to Seller prepayments of Seller for delivery of goods or for services which have been delivered or rendered (partially) in the ordinary course of business, i.e. especially in accordance with Sections 11.1 or 11.2, after the Cut Off Date.

(f)

Unless explicitly stated otherwise in this Section 6.3, the Parties mutually agree and confirm that the Purchaser shall not assume any liabilities or obligations (in particular any insolvency claims according to section 38 InsO) under or in connection with any of the Transferred Contracts or any other legal basis or reason which have arisen in, been caused or have to be commercially allocated or attributed to, time periods or goods or services received prior to the Cut Off Date (the “Excluded Liabilities”).

(g)

Any clause in this Section 6 and especially in connection with Section 11.4 shall be interpreted and applied by the Parties in a way that it does not lead to a double recovery of the Seller with respect to any liabilities and obligations that are being taken over by the Purchaser (no double counting).

7.	Headcount Reduction and Transfer of the Ibeo Employees

7.1	Current status of employment and headcount reduction

As of 21 November 2022, the Seller employs 406 employees (Full Time Equivalents (“FTE”)), (the “Current Number of Employees”). The Seller and the Purchaser agree that the number of employees shall be reduced to a number of employees equaling a total of not more than 250 FTE (the “Target Number of Employees”) until the Closing Date. The difference between the Current Number of Employees and the Target Number of Employees is the “Excess Number of Employees”. The Seller shall undertake this headcount reduction (in the volume of the Excess Number of Employees) based on the Purchaser Concept enclosed as Schedule 7.1.

7.2	Transfer of Ibeo Employees

(a)

The Parties acknowledge that pursuant to section 613a BGB, all employment relationships relating to the Transferred Business of Ibeo, existing at the Closing Date, will transfer automatically in unchanged form and unchanged content to the Purchaser by operation of law (“Transferred Ibeo Employees”), if the respective employees do not object to their transfer. The Parties further agree that they will treat each other as if the Transferred Ibeo Employees would have transferred to Purchaser as of the Cut Off Date. Schedule 7.2(a) contains a list of all employment relationships with the Ibeo Employees that are existing at the Signing Date (“Ibeo Employees”) and the Seller hereby represents, to his best knowledge, that the list is true. According to Seller’s best knowledge, none of the employment relationships of an Ibeo Employee has been terminated by Seller or has terminated itself unless disclosed otherwise in Schedule 7.2(a).

(b)

The Seller shall support the transfer of the Transferred Ibeo Employees to the Purchaser and abstain from any measures or actions which might induce Ibeo Employees that have not terminated their employment, concluded a settlement agreement or have been terminated by Seller to object to the transfer of their employment relationships.

7.3	Notification of Transferred Ibeo Employees

(a)

The Seller and the Purchaser together shall notify all Ibeo Employees of the transfer of their employment relationships to the Purchaser in accordance with section 613a para. 5 BGB as soon as at least 90% of the employees in the number of the Excess Number of Employees have ceased or will cease to be Ibeo Employees within three (3) full calendar months at the latest, and at the latest one month before the Closing Date as it is anticipated by Seller and Purchaser. The Seller shall provide a first draft and the Seller and the Purchaser shall jointly agree on the final draft of such notification. The Seller and the Purchaser shall provide to each other at the request of the other Party any information required for the drafting or review of such notification. The notification shall be signed by both the Seller and the Purchaser.

(b)

If, for whatever reason, the notification of the Transferred Ibeo Employees pursuant to Section 7.3 (a) should not be sufficient in order to comply with section 613a para. 5 BGB, the Seller and the Purchaser shall immediately take all actions and measures necessary in order to properly notify the Transferred Ibeo Employees in accordance with the statutory provisions.

(c)

If, and to the extent, any of the Transferred Ibeo Employees object to the transfer of their employment relationships to the Purchaser pursuant to section 613a para. 6 BGB, each of the Parties shall notify the respective other Party thereof immediately after it gains knowledge of such objection and provide the other Party with a copy of the declaration of objection, the Seller undertakes to terminate the employment relationship with the shortest notice period legally available for the employment relationship of each objecting Transferred Ibeo Employee.

(d)

Subject to the limitations of this Agreement, any and all costs in connection with a Transferred Ibeo Employee’s objection to the transfer of the employment relationship, including, but not limited to, wage payments, benefit payments, other claims and entitlements of the Transferred Ibeo Employee and any and all fees, costs and other payments becoming due and payable in connection with labour law proceedings, shall be borne by the Purchaser, provided that the Purchaser shall be entitled to instruct the Seller as to whether and how the Seller must defend itself against the alleged claims and as to any further measures to be taken in this context. The Seller grants the Purchaser the right to negotiate with such employees, especially to conduct out of court settlement negotiations and close settlement agreements in the name and on behalf of the Seller. All payments made in connection with a settlement agreement shall be borne by the Purchaser.

7.4	Personnel Costs

Any and all claims and entitlements of the Transferred Ibeo Employees, but limited to a number of Transferred Ibeo Employee equaling 250 FTE including salary, qualification bonuses, night-, Saturday-, Sunday- and holiday shift bonuses, presence bonuses, and anniversary bonuses, overtime compensation, working time accounts, variable compensation, business cars and vacation which have not been satisfied at the Cut Off Date shall be borne exclusively by the Purchaser, but only insofar and to the extent as they are not considered as insolvency claims according to section 38 InsO. The Seller confirms that he has settled or will settle all due monthly payment obligations (especially salary, social security contributions, wage taxes) for the time periods between the commencement of Insolvency Proceedings and the Cut Off Date, but only if and to the extent as they are not considered as insolvency claims according to section 38 InsO.

7.5

Seller and Purchaser hereby agree that any expenses made by Seller that have been funded by Purchaser by way of making available the Final Interim Loss to Seller and which were made with regard to employees in the number of the Excess Number of Employees that shall not transfer to the Purchaser and whose employment shall terminate before or on the Closing Date according to this Agreement and the Purchaser Concept and to managing directors (Geschäftsführer) (such portion of the Final Interim Loss hereinafter the “Reimbursement

Loss Portion”) shall be reimbursed by Seller to Purchaser (“Purchaser Final Loss Portion Reimbursement Claim”) as of the Closing Date in accordance with Section 4.4(b) or in case a Party rescinds from this Agreement pursuant to Section 11.4(g). The partial amount of the Purchaser Final Loss Portion Reimbursement Claim that was made available as wages to the Excess Number of Employees shall be calculated by applying the average wage that an Ibeo Employee receives in the same rank and function and with the same seniority like the respective employee that shall not transfer to the Purchaser and whose employment shall terminate before or on the Closing Date according to this Agreement and the Purchaser Concept.

8.	Transfer of risks and benefits of the Transferred Business

8.1

The Parties agree that, subject to the terms herein, the risks, burdens and benefits with respect to the Transferred Assets and the Additional Transferred Assets shall transfer to the Purchaser on the Closing Date with economic effect as of the Cut Off Date.

8.2

With regard to the transfer of the Transferred Ibeo Employees, the Purchaser and the Seller undertake to cooperate in good faith and to take all such steps as may be necessary to procure that all direct insurance agreements, which the Seller or a Transferred Ibeo Employee have concluded with insurance companies and/or similar entities, with regard to pension benefits of such Transferred Ibeo Employees that transfer to the Purchaser in terms of section 613a BGB and for which Ibeo grants a premium allowance or wage conversion, are transferred to the Purchaser with economic effect as of the Cut Off Date.

9.	Conditions to closing

9.1	Closing Conditions

The consummation of the transactions contemplated in this Agreement and the obligations of the Parties to perform the Closing Actions pursuant to Section 12.2 below, shall be subject to the fulfilment of the following cumulative conditions precedent (the “Closing Conditions”):

(a)	The Federal Ministry for Economic Affairs and Climate Protection (Bundesministerium für Wirtschaft und Klimaschutz)

(i)

has issued a certificate of non-objection pursuant to Section 58 (1) or a clearance certificate pursuant to section 58a (1) Foreign Trade and Payments Ordinance (Außenwirtschaftsverordnung—AWV) in relation to the transactions pursuant to this Agreement (“Clearance Certificate”); or

(ii)

has within the two (2) months period pursuant to section 14a (1) no. 1 Foreign Trade Act (Außenwirtschaftsgesetz—AWG) after receipt of a due application or notification for a clearance certificate neither issued the Clearance Certificate nor initiated a formal investigation pursuant to section 55 (1) AWV in relation to the transaction pursuant to this Agreement; or

(iii)

has not, in the event of a formal investigation pursuant to section 55 (1) AWV, prohibited the transaction pursuant to this Agreement within the period specified in section 14a (1) no. 2 AWG, as the case may be extended pursuant to section 14a (4) sentence 1 and sentence 2, section 14a (5) AWG;

(either of the above a “Foreign Investment Approval”).

(b)

As of the Closing Date Seller employs not more than a number of employees that is equivalent to 285 FTE. The employment relationships with all other Ibeo Employees have been validly ended prior to or on the Closing Date either (i) by giving notice of termination by the Seller and these employees have failed to file legal remedies in term (regularly three weeks after receipt of termination) and before the Closing Date with the consequence that the termination becomes valid and legally binding, or (ii) by giving notice of termination by the employee itself, or (iii) by conclusion of settlement agreements between the Seller and the employee including the waiver of re-employment with the Purchaser and will therefore not transfer to the Purchaser, or (iv) by any other legal or non-legal reason that ends the employment relationship with Seller and excludes any re-employment claim against Purchaser. If the number of employees that is employed by Seller as of the Closing Date is higher than 265 FTE, the Purchase Price shall be reduced for each employee above this number by EUR 50,000.00 (in words: Euro fifty thousand) (“Overhead Employee Amount”).

(c)

At least 200 of the Ibeo Employees actually transferring to the Purchaser and not objecting to the transfer have (i) not been terminated by Seller or have themselves terminated their employment relationship with Seller or have concluded a settlement agreement before or on the Closing Date and (ii) have not objected to the transfer of their employment relationship to Purchaser before or on the Closing Date so that their employment relationship actually transfers to the Purchaser.

9.2	Waiver of Closing Conditions

The fulfillment of the Closing Condition pursuant to Section 9.1(a) may only be waived, in whole or in part, by way of mutual written agreement between the Parties. The fulfillment of the Closing Condition pursuant to Section 9.1(b) to 9.1(c) may be waived by Purchaser.

9.3	Fulfillment of Closing Conditions and Notices

(a)

Where fulfillment of a Closing Condition requires a Party’s active involvement or assistance, or where a Party is capable of preventing its fulfillment, that Party shall use reasonable best efforts to procure that the relevant Closing Condition is fulfilled as soon as possible after the Signing Date. The Parties shall inform each other without undue delay about all relevant measures taken in that regard, in particular correspondence with the Federal Ministry for Economic Affairs and Climate Protection (Bundesministerium für Wirtschaft und Klimaschutz) for obtaining the Foreign Investment Approval.

(b)

The Purchaser shall give evidence to the Seller and the Seller shall give evidence to the Purchaser of the satisfaction or of the impossibility to satisfy such Closing Condition with regard to Closing Conditions pursuant to Sections 9.1 in each case without undue delay after becoming aware of the same.

10.	Rescission Rights / Payment of damages

10.1	Rescission Rights

(a)	The Seller shall at any time be entitled to rescind from this Agreement without prior notice and in Seller’s free discretion in the event that

(i)	the Escrow Amount is for any reason whatsoever, not or not fully paid within ten (10) Business Days from the due date pursuant to Section 4.4(a) and/or

(ii)	the Purchase Price Payment Amount is for any reason whatsoever, not or not fully paid within ten (10) Business Days from the due date pursuant to Section 4.4(b) and/or

(iii)

the December Estimate Interim Loss Prepayment (as defined in Section 11.4(a) below) is for any reason whatsoever, not or not fully paid until the 8th Business Day after the Signing Date or the Final December Estimate Interim Loss (as defined in Section 11.4(a) below) is for any reason whatsoever, not or not fully paid until the 10th Business Day after the Final December

Estimate Interim Loss has become final or any subsequent Estimate Interim Loss (as defined in Section 11.4(c) below) is for any reason whatsoever, not or not fully paid until the 10th Business Day of the relevant Interim Month (as defined in Section 11.4(b) below).

(b)

Each of the Seller and the Purchaser shall at any time be entitled to rescind from this Agreement without prior notice and in their free discretion if the Closing Conditions are not satisfied or waived in accordance with Section 9.2 within six (6) months after the Signing Date, or such other date as mutually agreed in writing between the Purchaser and the Seller, or if certain Closing Conditions can definitely not be fulfilled. No right of rescission shall exist for the withdrawing Party if the withdrawing Party has hindered the satisfaction of the relevant Closing Condition in bad faith (wider Treu und Glauben).

(c)	The Seller and the Purchaser shall exercise any rescission right set out in this Section 10.1 only by way of written notice to the respective other Party.

(d)

In case of a rescission from this Agreement in accordance with this Section 10.1, this Agreement will terminate without any obligations or liability owed by any Party to any other Party under this Agreement, except for (i) the effectiveness of the agreements reached in Sections 10.2, 16 and 17 of this Agreement (the “Surviving Provisions”), which shall survive such termination and remain in full force and effect, and (ii) claims for breaches of this Agreement that were committed prior to the rescission right being exercised and claims under the Surviving Provisions, if any, which shall survive the termination of this Agreement.

10.2	Damage Claim

(a)

The Purchaser owes payment of a lump sum damage in the maximum amount of EUR 400,000.00 (in words: Euro four hundred thousand) to Seller in case Seller rescinds from this Agreement pursuant to Section 10.1(a)(i) and (ii), if and to the extent the Seller proves damages, in particular (i) transaction costs by providing copies of invoices to the Seller and (ii) a lower purchase price by providing a statement of the acting notary pursuant to valid offers of all other bidders that have been withdrawn or the purchase price under a deed regarding the sale of the Seller’s business, which is lower than the Purchase Price under this Agreement.

(b)

In case of a rescission from this Agreement in accordance with Section 10.1(a)(iii), the Purchaser owes payment of damages in the amount of the December Estimate Interim Loss or the Estimate Interim Loss occurred in the Interim Month in which the Seller has rescinded this Agreement pursuant to Section 10.1(a)(iii). In case Seller and/or Purchaser rescind from this Agreement within an Interim Month pursuant to Section 10.1(b) Purchaser’s obligation to pay the Estimate Interim Loss shall be reduced pro rata according to the ratio of days of such Interim Month lapsed until the earliest rescission has been received by the respective Party and the days of such Interim Month remaining.

11.	Covenants / P&L Transfer as of P&L Transfer Date

11.1	Business Operations

During the period between Signing Date and Closing Date, the Seller

(a)

shall procure that the Transferred Business will be carried on and managed pursuant to the standard of care of a prudent debtor-in-possession under InsO in the ordinary course of business operations considering the insolvency situation; and

(b)

shall comply with the statutory duties to pay any taxes (including VAT) and social security premiums of the Transferred Business when due and to file any required tax return or tax declarations within the applicable statutory periods.

11.2	Ordinary Course

The Parties agree that the following measures and transactions are considered to be outside the ordinary course of business and the Seller shall require the consent of the Purchaser for such measures or transactions:

(a)

conclude, agree on or renew any agreements with regard to any sale or purchase, disposal, encumbrance or other transaction with regard to the Transferred Assets except for transactions set out in this Agreement or transactions which are within the ordinary course of business or transactions which are necessary for the Seller to comply with his mandatory obligations pursuant to InsO provided that in this case the Seller shall inform the Purchaser of the contemplated transaction in advance;

(b)	amend or terminate any Transferred Contracts;

(c)

to the extent that Seller is requested to exercise its statutory option rights according to section 103 et. seq. InsO between the Signing Date and the Closing Date as regards contracts other than Transferred Contracts, the Seller shall inform the Purchaser about this in accordance with Section 6.2(b)(iii) and shall only exercise such option right after prior consultation with the Purchaser and in accordance with the Purchaser’s instructions if and to the extent possible under applicable laws;

(d)

grant any increase in wages, salaries or bonuses of any Transferred Ibeo Employee, except as (i) required by applicable law or (ii) provided for in existing (individual and/or collective) employment agreements as of the date hereof;

(e)

the increase of the number of the Transferred Ibeo Employees or the termination of any agreement with Transferred Ibeo Employees (except for cause on the part of the employee and as the case may be as provided for under this Agreement);

(f)

the entering into of any employment agreement (especially with managing directors), and the entering into, and amendment or termination of any collective bargaining agreement or workers’ council agreement or reconciliation of interests or social plans;

(g)	the entering into transactions not being at arm’s length.

11.3	Access to Information

(a)

The Seller shall procure that between the Signing Date and Closing Date, the Purchaser shall have access to information on the Transferred Business upon prior written request and to the extent legally permissible (in particular from a Foreign Investment Approval and data protection perspective) and reasonably required for the implementation of this Agreement.

(b)

Furthermore, the Seller shall to the extent legally permissible (in particular from a Foreign Investment Approval perspective) consult with the Purchaser in relation to, and shall not implement without the Purchaser’s consent not to be unreasonably withheld, any matters outside the ordinary course of business which may have an effect on the Transferred Business.

11.4	P&L Transfer

(a)

Schedule 11.4(a) includes a draft estimate profit and loss calculation (GuV) of the Seller for the month of December 2022 which has been prepared in accordance with German GAAP and subject to Section 6.3(g), taking into account the Cut Off Date and only incoming and outgoing payments (the latter with the exception that (i) any costs incurred prior to the Cut Off Date and (ii) for legal or financial advice are not to be taken into account in the calculation) (“Draft December Estimate Interim P&L”). The Draft December Estimate Interim P&L shows an estimated loss of EUR [●] for December 2022 (“Draft December Estimate Interim Loss”). The Parties will work together in good faith to finalize the Draft December Estimate Interim P&L (the “Final December Estimate Interim P&L”) within ten (10) Business Days after the Signing Date and to calculate the final December estimate interim loss (“Final December Estimate Interim Loss”).

The Purchaser may elect not to fund expenses for travelling, accommodation, drinks and food, if these are not recurring, but extraordinary expenses. In case the Purchaser elects not to fund, the Purchaser needs to inform Seller accordingly until the Final December Estimate Interim P&L has become final (“No Funding Note”). If the Purchaser fails to inform in time, he has to fund.

The Purchaser shall pay to the Seller’s Account an amount of EUR 1,000,000.00 (in words: Euro one million) as a prepayment to the Final December Estimate Interim Loss (the “December Estimate Interim Loss Prepayment”) within three (3) Business Days after the Signing Date.

After the Final December Estimate Interim Loss has become final, Purchaser shall pay the remaining amount of the Final December Estimate Interim Loss to the Seller’s Account (together with the December Estimate Interim Loss Prepayment, the “December Estimate Interim Loss Payment”) without delay (unverzüglich).

(b)

No later than five (5) Business Days before the P&L Transfer Date, the Seller shall provide to the Purchaser an estimate profit and loss calculation (GuV) of Seller in accordance with German GAAP and subject to Section 6.3(g), taking into account the Cut Off Date and only incoming and outgoing payments (the latter with the exception that (i) any costs incurred prior to the Cut Off Date and (ii) for legal or financial advice are not to be taken into account in the calculation) (“Estimate Interim P&L”) for each month starting from January 2023 (the month January 2023 and each month thereafter an “Interim Month”) until the Closing Date whereby the Interim Month in which Closing will occur shall be the last month in which the Seller shall provide an Interim P&L to the Purchaser. The Purchaser has to submit a No Funding Note for each Interim Month no later than on the fifth Business Day of the Interim Month for the Interim Month.

(c)

If the Estimate Interim P&L shows a loss in the relevant Interim Month (the “Estimate Interim Loss”), the Purchaser shall pay the Estimate Interim Loss to the Seller’s Account (as defined in Section 17.1(a) below) no later than the 5th Business Day of each Interim Month (the “Estimate Interim Loss Payment”). For the avoidance of doubt: Purchaser’s obligation to make the Estimate Interim Loss Payment pursuant to this Section is not affected in any way by any dispute over an Estimate Interim Loss for a preceding month that may still be ongoing pursuant to Section 7.5 at the point in time the relevant Estimate Interim Loss Payment is due for payment.

(d)

By January 13, 2023 with regard to the month of December 2022 and within ten (10) Business Days after the end of each Interim Month with regard to the respective Interim Month, Seller shall prepare and provide to Purchaser a profit and loss calculation (GuV) of Seller for the respective preceding month in accordance with German GAAP showing each, the monthly expenses for the Excess Number of Employees (“Interim Reimbursement Loss Portion”) and the remaining portion of the Estimate Interim Loss (“Interim Lost Loss Portion”) with the exception that any costs incurred for legal or financial advice related to the Interim Lost Loss Portion shall not be taken into account (“Preliminary Interim P&L”). In this regard the following shall apply:

(i)

Any objections of Purchaser to the Preliminary Interim P&L must be stated within fifteen (15) Business Days of receipt of the Preliminary Interim P&L with a written statement of objections, specifying in reasonable detail the grounds for the objections. If and to the extent that Purchaser does not state its objections in accordance with the requirements of this Section 11.4(d)(i), the Preliminary Interim P&L respectively the Estimate Interim Loss shall with the expiration of such period be considered final and binding upon Seller and Purchaser (“Final P&L and Final Interim Loss”).

(ii)

In case of any objections of Purchaser to the Preliminary Interim P&L, the Parties shall attempt in good faith to resolve such objections. If the Parties cannot resolve such objections within fifteen (15) Business Days of receipt by Seller of Purchaser’s written statement of objections, either Party may present the matter to a neutral auditor from an auditing firm of international standing to be jointly instructed by the Parties (the “Neutral Auditor”). If the Parties cannot agree on the Neutral Auditor within ten (10) Business Days of either Party’s written request for such instruction, the Neutral Auditor shall at the request of either Party be appointed by the German Institute of Chartered Accountants (Institut der Wirtschaftsprüfer in Deutschland e.V.) after consideration of the proposals and comments by the Parties. The Parties shall jointly instruct the Neutral Auditor to decide the issues in dispute in accordance with the provisions of this Agreement. The fees of the Neutral Auditor shall be borne by the Parties pursuant to sections 91 et seq. of the German Code of Civil Procedure.

(iii)

Unless jointly instructed otherwise by the Parties, the Neutral Auditor shall limit its decisions to the issues in dispute, but shall on the basis of such decisions and the undisputed parts of the Preliminary Interim P&L determine the Preliminary Interim P&L in their entirety. In respect of the issues in dispute, the decisions of the Neutral Auditor shall fall between the positions taken by the Parties. To the extent necessary, the Neutral Auditor shall also be entitled to decide on the interpretation of this Agreement. The Neutral Auditor shall act as an expert (Schiedsgutachter) and not as an arbitrator.

(iv)

The Parties shall make available to the Neutral Auditor the Preliminary Interim P&L and all other documents and other data reasonably required by the Neutral Auditor to make the required decisions and determination. The Neutral Auditor shall immediately submit copies of all documents and other data made available by a Party to the respective other Party. Before deciding on the issues put to it by the Parties, the Neutral Auditor shall grant the Parties the opportunity to present their respective positions, which shall include the opportunity of at least one oral hearing in the presence of both Parties and their professional advisers. The Parties shall instruct the Neutral Auditor to use its best efforts to deliver its written opinion with reasons for the decisions as soon as reasonably practical, but not later than within thirty (30) days of the issues in dispute having been referred to the Neutral Auditor. Except for manifest error or intentional fault, the Neutral Auditor’s decisions and the Preliminary Interim P&L as determined by the Neutral Auditor shall be final and binding upon the Parties for the purpose of determining the profit or loss for the respective Interim Month (also referred to as “Final P&L”, “Final Interim Loss” or “Final Interim Profit”).

(e)

If and to the extent that the Estimate Interim Loss falls short of the interim loss as shown in the Preliminary Interim P&L which has been become final and binding in accordance with Sections 11.4(d)(i), 11.4(d)(ii), or 11.4(d)(iv) (“Final Interim P&L”), Purchaser shall pay such shortfall amount to Seller’s Account within five (5) Business

Days after the Preliminary Interim P&L have become final and binding. If and to the extent that the Estimate Interim Loss exceeds the loss shown in the Final Interim P&L, Purchaser shall be authorized to set-off such excess amount against the next Estimate Interim Loss Payment becoming due and payable after the Preliminary Interim P&L has become final and binding. If no further Estimate Interim Loss Payment becomes due and payable (in particular because Closing has occurred), Purchaser shall be authorized to set-off such excess amount against the Purchase Price Payment Amount payment. If Purchaser has already paid the Purchase Price Payment Amount to Seller at the time when the Preliminary Interim P&L becomes final and binding, Seller shall repay such excess amount to Purchaser within ten (10) Business Days after receipt of the Purchase Price Payment Amount in accordance with Section 4.4(b) to the Purchaser’s Account (as defined in Section 17.1(b) below).

(f)

If any Final Interim P&L shows a profit in the month of December 2022 or the relevant Interim Month (the “Interim Profit”), the Interim Profit shall be owed by the Seller to the Purchaser, subject to the occurrence of the Closing pursuant to Section 12.1(a). The Purchaser shall be entitled, but not obliged, to set-off his Interim Profit Claim(s) against any next Estimate Interim Loss Payment(s). If the Interim Profit Claim(s) has not been set-off against any Estimate Interim Loss Payment(s), the Seller shall pay the Interim Profit within ten (10) Business Days after receipt of the Purchase Price in accordance with Section 4.4(b) to the Purchaser’s Account (as defined in Section 17.1(b) below).

(g)

If the Seller rescinds from this Agreement pursuant to Section 10.1(a), the Purchaser hereby already irrevocably waives any claims for repayment as regards the total amount of the Final Interim Loss made available to Seller pursuant to Sections 11.4(a) and 11.4(c) and can only demand repayment of any total overpayment of Estimate Interim Loss pursuant to Section 11.4(e). If any or all Parties rescind from this Agreement pursuant to Section 10.1(b), Seller shall repay to Purchaser as preferential claim (Masseforderung) the total amount of the Final Interim Loss paid to Seller, unless Seller has not sufficient funds for the repayment, in which case Purchaser is not entitled to demand repayment as long as and to the extent Seller cannot settle his other preferential liabilities (Masseverbindlichkeiten) within the meaning of sections 54 and 55 InsO which came into existence prior to the repayment claim of the Purchaser regarding the total amount of the Final Interim Loss (“Preferred Liabilities”). Any liabilities that come into existence as of the rescission date or thereafter and prior to a declaration of mass insufficiency (Masseunzulänglichkeit) shall have the same rank as the Purchaser’s claim for payment of the total amount of the

Final Interim Loss. To avoid an immediate mass insufficiency (Masseunzulänglichkeit) on or shortly after the rescission date, Purchaser defers his claim for reimbursement of the total amount of the Final Interim Loss until (i) the sale of the shares or (a portion) of the business in/of Ibeo—within the currently ongoing M&A process—has been implemented and the respective purchase price received, however, limited to a maximum period of four (4) months after the recission date or (ii) the Seller has decided to discontinue the ongoing M&A process and to switch the Insolvency Proceedings into a (piecemeal) liquidation of the insolvency estate.

12.	Cut Off Date, Closing Date, Signing Date and P&L Transfer Date / Closing Actions

12.1	Cut Off Date, Closing Date Signing Date and P&L Transfer Date

(a)

The “Cut Off Date” shall be 1st December 2022, 0:00 o’clock. Closing shall take place within five (5) days (“Closing Term”) following the day on which all Closing Conditions have been fulfilled or on any other date as mutually agreed between the Parties (“Closing Date”). On the Closing Date the Seller and the Purchaser shall meet at the offices of Baker McKenzie Rechtsanwaltsgesellschaft mbH, Theatinerstraße 23, 80333 Munich, Germany, to undertake the Closing Actions or any such other location as mutually agreed between the Parties.

(b)	The “Signing Date” is the date of this Agreement.

(c)	The “P&L Transfer Date” shall be the 1st day of each month starting on 1 January 2023 and ending on the day preceding the Closing Date.

12.2	Closing Actions

On the Closing Date, the Parties shall take the following actions (the “Closing Actions”) simultaneously (Zug-um-Zug):

(a)	The Purchaser shall pay to, and the Seller shall confirm receipt of the Purchase Price Payment Amount in Seller’s Account.

(b)

By way of signing appropriate closing minutes, the Seller and the Purchaser shall confirm to each other that the Closing Conditions have been fulfilled or waived and the Closing Actions have been taken in accordance with this Agreement.

12.3	Seller’s Right to defer Closing

If the Purchase Price Payment Amount is not paid and received at the Closing Date as provided in Section 12.2(a), the Seller shall have the right, but not the obligation, to defer all or individual Closing Actions and thus Closing, for a period to be determined by the Seller, until the Purchase Price Payment Amount is paid. The Closing shall be deferred until the Final P&L and Final Interim Loss and the Actual Cashflow Calculation and the Overhead Employee Amount have become final and binding (“Deferral Period”). During the Deferral Period the Seller may not make use of the rescission right set out in Section 10.1(a) above.

13.	Liability

13.1	Principles of Seller’s Liability

(a)	The Purchaser’s acquisition of the Transferred Business from the Seller as set out in this Agreement is made in the course of the ongoing Insolvency Proceedings. The Purchaser is aware of this.

(b)

Subject to Section 4.7, Section 11 and Section 15.2, the Seller does not give or assume any guarantees, warranties, representations or undertakings regarding the nature, quality or condition of the Transferred Business.

(c)

As far as legally permissible, the liability of the Seller for Defects shall be excluded, unless otherwise provided herein. The Parties have provided for any rights of Purchaser in case of a Defect of the Transferred Business exclusively in Section 4.7.

13.2	No personal Liability of the Seller’s managing directors and the Custodian

To the extent possible under applicable law, any personal liability of the managing directors of the Seller, the general process agent (Generalbevollmächtigter) and the Custodian and their respective partners, affiliates, employees and advisors, for whatever reason and on whatever legal basis, especially any liability pursuant to sections 60, 61 InsO and section 43 of the Act on Limited Liability Companies, except liability for willful action and willful deceit, shall be excluded.

13.3	De Minimis, Liability Cap, Statute of Limitation

(a)

To the extent possible under applicable law and except for willful action or willful deceit by the Seller, Seller shall be liable for a breach of Section 11, if (i) Purchaser’s claim for losses resulting from such breach exceeds in each case an amount of EUR 15,000.00 (in words: Euro fifteen thousand) and (ii) only up to a total amount of all claims of EUR 1,500,000.00 (in words: Euro one million five hundred thousand). Section 13.3(a) shall not apply to Purchaser’s claims pursuant to Section 11.4.

(b)	Any claims of Purchaser under this Agreement shall become statute-barred (verjährt) after twelve (12) months from the Closing Date.

(c)

If and to the extent that damages suffered or incurred by Purchaser as the result of a breach of Seller’s obligations are duplicative, such damages shall not be recoverable more than once (no double counting).

14.	Continuation and Completion of Insolvency Proceedings

In order to ensure an orderly continuation and completion of the Insolvency Proceedings (“Insolvency Proceeding Completion”), the Purchaser will, to the extent possible under applicable laws, including privacy laws, and subject to Purchaser’s confidentiality obligations, use its reasonable efforts to support the Seller including by way of the following:

14.1	Personnel and Documents

(a)

To the extent reasonably required for the Insolvency Proceeding Completion, the Purchaser shall make available to the Seller up to twenty (20) hours per week, free of costs and charges, competent personnel of Purchaser being responsible for accounts payable, accounts receivable, business accounting, salary and social security payment accounting and handling.

(b)

To the extent reasonably required for the Insolvency Proceeding Completion, the Purchaser shall grant access to the Seller at a suitable time during business hours (after having been notified in writing with at least three (3) Business Days’ prior notice) to all relevant documents and information with respect to pre-Closing time periods with regard to accounts payable, accounts receivable, business accounting.

14.2	Storage

The Purchaser undertakes to store, free of costs and charges, for any mandatory legal holding periods, any and all personnel, accounting, tax, and other documents for which a mandatory legal storage obligation exists. Section 14.1(b) shall apply accordingly as regards Seller’s access to the stored documents.

14.3	Work Space

The Purchaser shall provide the Seller and its advisors, free of costs and charges, with an adequate work space, on the premises where the Ibeo Business is continued.

14.4	IT-Systems

In connection with the Insolvency Proceeding Completion, the Seller will require access to certain data stored in the IT-systems of Seller (the “IT-Systems”) and the respective data bases and will require to use such data after the Closing Date. Therefore, the Seller and the Purchaser agree as follows:

(a)

The Seller shall be entitled (i) to make and keep at its own costs a full and complete copy of all data stored in the IT-Systems and the connected databases used by Seller prior to the Closing Date (“Ibeo Data”) and (ii) to use the Ibeo Data as reasonably required for the Insolvency Proceeding Completion. The copy made by the Seller shall represent the status of the Ibeo Data as of the Closing Date.

(b)	The IT-Systems will, together with the Ibeo Data, be transferred to Purchaser on the Closing Date.

(c)

Purchaser shall continue to operate and maintain in the ordinary course of business all IT-Systems for the duration of the Insolvency Proceedings. However, Purchaser shall not be obliged to operate and maintain the IT-Systems for more than five (5) years after the Closing Date. Seller shall not migrate or transfer any Ibeo Data from the IT-Systems to other systems or delete any Ibeo Data from the IT-Systems unless Seller will be able to access the migrated or transferred Ibeo Data.

(d)	Purchaser will make backup-copies of the Ibeo Data in the ordinary course of business.

(e)	Purchaser shall store the Ibeo Data at least until the expiration of the last statutory record retention period applicable to the Seller as insolvency administrator over the assets of Seller.

(f)

Purchaser shall, upon Seller’s request and notification to Purchaser in writing with at least three (3) Business Days’ prior notice, provide Seller access to the Ibeo Data within normal business hours of the Purchaser and free of costs and charges.

(g)

Any new information regarding pre-Closing business transactions of Seller received by and made available to the Purchaser by the Seller after the Closing Date shall be continuously updated by the Purchaser in the IT-Systems for the duration of the Insolvency Proceedings.

(h)

Upon the Closing Date, the Purchaser shall (also in his own interest) ensure that data regarding the business activities of the Purchaser after the Closing Date are kept separate from the Ibeo Data. Seller shall have no access to such data of the Purchaser. If Seller coincidentally receives insight or knowledge about such data of the Purchaser, it must immediately inform the Purchaser about that and discuss the next steps with him.

15.	Purchaser’s and Seller’s Representations, Warranties and Undertakings

15.1	Representations and Warranties

The Purchaser hereby represents and warrants by way of an independent guarantee pursuant to section 311 BGB that the following statements are true and correct as of the Signing Date and the Closing Date or as of such other date as is expressly stated in the respective warranty with respect to them:

(a)	The Purchaser has been duly incorporated and is a validly existing company under the laws of Germany.

(b)

The Purchaser has the full corporate power and legal authority to enter into this Agreement and to carry out the Transaction and obtained all required corporate approvals for the execution of this Agreement and the consummation of the transactions contemplated hereunder.

(c)

No bankruptcy, insolvency, judicial composition or comparable proceedings under any jurisdiction have been commenced or, been applied for by the Purchaser, under any applicable law against the Purchaser, nor are any enforcement measures pending or applied for by the Purchaser, with respect to any property or other assets of the Purchaser and to the Purchaser’s best knowledge no circumstance exists in respect of the Purchaser which would justify the avoidance of this Agreement under applicable insolvency law.

(d)	This Agreement constitutes legal, valid and binding obligations of the Purchaser.

(e)	The Purchaser has sufficient freely available funds or shareholder commitments to be provided with such funds to meet all of its obligations under or in connection with this Agreement.

15.2

Seller hereby warrants by way of an independent guarantee according to Section 311 BGB that the IP owned by or licensed to Seller by or registered in the name of Sick AG (“Sick IP”) is not material to the Transferred Business and as such the Transferred Business can be conducted after the Closing Date in materially the same manner as conducted on the Signing Date without transferring or licensing the Sick IP to Purchaser. The Seller‘s liability under this warranty shall not exceed an amount of EUR 1,000,000.00 (in words: Euro one million).

15.3	Time Limitations

Any claims by the Seller against the Purchaser out of or in connection with Section 15.1 and any claims by the Purchaser against the Seller out of or in connection with Section 15.2 shall become statute-barred (verjährt) after twelve (12) months from the Closing Date.

16.	Confidentiality

16.1	Confidentiality Obligation

The Parties shall treat this Agreement as well as its existence, conclusion, content and execution strictly confidential. A disclosure by the Seller to the insolvency court, the Creditors’ Committee, the creditors’ assemblies (Gläubigerversammlung) of the Seller, as well as a financial or final accounts auditor and the customers of the Seller as well as the creditor banks of Seller shall be allowed at all times if and to the extent possible under applicable laws. Apart from that, a disclosure by the Parties is permitted if and to the extent such disclosure is required by law, respectively, required or appropriate in the course of the Insolvency Proceedings. The obligations of the Parties under this Section 16.1 shall not prohibit disclosure or use of any information if and to the extent that

(a)	the disclosure or use is required by law, any regulatory body or any recognized stock exchange where the shares of a Party or an affiliate of a Party are listed;

(b)

the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing Party;

(c)	the disclosure is made to professional advisers or affiliates of a Party or actual or potential financiers of the Purchaser, in each case on a need to know basis;

(d)	the information is or becomes publicly available (other than by breach of this Agreement or any other confidentiality agreement between the Parties);

(e)	the other Party has given prior written approval to the disclosure or use; or

(f)	the disclosure is necessary to enforce any claim of either Party hereunder.

16.2	Press Release

Prior to issuing any press release or making any similar voluntary announcement with respect to this Agreement, its formation or its performance, the Parties shall agree on the issuance and the form and content of such press release or similar announcement. If a public announcement is required by law or under the applicable capital markets rules, then the Parties shall endeavor to coordinate with one another in advance.

16.3	German Anti Money Laundering Act

The Purchaser hereby undertakes to provide, upon reasonable request of the Seller all documents and information reasonably required with regard to the German Anti Money Laundering Act (GWG).

17.	Miscellaneous

17.1	Account Details

All payments to be made under this Agreement, safe for the payment of the Deposit for which Section 4.4(a) applies, shall be made

(a)

if to the Seller, in Euro to the following bank account or to any account held in the Federal Republic of Germany notified by the Seller to the Purchaser not later than five (5) Business Days prior to the respective payment (the “Seller’s Account”):

Account owner:	Ibeo Automotive Systems GmbH

Bank:

SORT/ABA/SWIFT (BIC):

IBAN:

(b)

if to the Purchaser, to the following bank account or to any account notified by the Purchaser to the Seller not later than five (5) Business Days prior to the respective payment (the “Purchaser’s Account”):

Account owner:	MicroVision GmbH

Bank:

SORT/ABA/SWIFT (BIC):

Account Name:

Account Number:

IBAN:

17.2	Notices and Communications

(a)

To the extent that any communication shall in accordance with this Agreement be made by way of a “Notice” this shall mean that, in order to be valid, they have to be submitted to the recipient in compliance with this Section 17.2(a), i.e.

(i)	in the English language,

(ii)	in written form by hand, registered post or an internationally renowned courier, or by fax or email, and

(iii)	to the following persons and addresses:

(A)	A Notice to the Seller shall be sent to the following address, or such other person or address as the Seller may notify to the Purchaser by way of a Notice from time to time:

To:	Brinkmann & Partner Rechtsanwälte Steuerberater Insolvenzverwalter

Attention:	Dr. Tobias Brinkmann

Address:	Sechslingspforte 2, 22087 Hamburg, Germany

Facsimile:	+49 40 22667 888

Email:

with a courtesy copy to

To:	Taylor Wessing Partnerschaftsgesellschaft mbB

Attention:	Dr. Hendrik Boss

Address:	Isartorplatz 8, 80331 Munich, Germany

Facsimile:	+49 89 21038 300

Email:

(B)	A Notice to the Purchaser shall be sent to the following address, or such other person or address as the Purchaser may notify to the Seller from time to time:

To:	MicroVision

Attention:	General Counsel

Address:	Nordostpark 16, 90411 Nuremberg, Germany

Email:

with a courtesy copy to

To:	Baker & McKenzie LLP

Attention:	Barry Chang

Address:	600 Hansen Way, Palo Alto, CA 94304, USA

Facsimile:	+1 650 856 9299

Email:

(b)	A Notice shall be effective upon receipt which shall be deemed to have occurred

(i)	at delivery, if delivered by hand, registered post or courier;

(ii)	at transmission, if delivered by facsimile, provided that the person sending the facsimile shall have received a transmission receipt confirming a successful transmission thereof;

(iii)	at transmission if delivered by email, provided that the person sending the email shall not have received an out-of-office reply or a delivery failure notice thereof.

(c)	Any notice on the change of address or recipient made in accordance with Section 17.2(a)(iii) shall become effective five (5) Business Days after its receipt by the relevant other Party or Parties.

17.3	Costs and Expenses

(a)	Unless explicitly set forth otherwise in this Agreement, each Party shall bear all costs incurred by it in connection with the preparation, negotiation and execution of this Agreement by itself.

(b)

Unless explicitly set forth otherwise in this Agreement, all notarial fees, including fees for the Escrow Account, and all registration fees, stamp duties and transfer taxes including in particular VAT (the latter subject to Section 4.2) shall be borne by the Purchaser.

17.4	Entire Agreement

This Agreement constitutes the entire agreement among and between the Parties with respect to the subject matter hereof and shall replace any prior negotiations and understandings, oral or written, made between the Parties or any of them with respect to the subject matter hereof. Side agreements to this Agreement do not exist.

17.5	Amendments

As far as legally permissible, any amendment or supplement to, or the termination of, this Agreement, including this Section 17.5, shall be valid only if made in writing, except where a stricter form (e.g. notarization) is required under applicable law or this Agreement. This shall also apply to any waiver of the need to comply with the provisions of this Section 17.5.

17.6	No Assignment

The Parties shall not, between the day hereof and Closing, in whole or in part, dispose of any claims (including future or contingent claims) arising from or in connection with this Agreement by way of assignment, encumbrance or otherwise without the prior written consent of the respective other Party such consent not to be unreasonably withheld.

17.7	Applicable Law, Jurisdiction

(a)	This Agreement shall be governed by German laws.

(b)	To the extent permitted by law, the competent courts of Hamburg shall have exclusive jurisdiction to rule on any dispute arising under or in connection with this Agreement.

17.8	Severability

Should any provision of this Agreement be or held to be wholly or partly invalid, ineffective or unenforceable, this shall not affect the validity, effectiveness or enforceability of the remaining provisions. Any such invalid, ineffective or unenforceable provision shall, to the extent permitted by law, be replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of such invalid, ineffective or unenforceable provision. The aforesaid shall apply mutatis mutandis to any unintended omission in this Agreement. It is the express intention of the Parties that this Section 17.8 does not just have the effect of shifting the burden of proof but also that section 139 BGB is excluded.

17.9	Consent by Custodian

The Custodian confirms and agrees to the content of this Agreement.